As filed with the Securities and Exchange Commission on December 1, 2011
Registration No. 333-170599

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT
TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
PENN MILLERS HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	80-0482459

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

72 North Franklin Street, P.O. Box P
Wilkes-Barre, Pennsylvania	18773

(Address of Principal Executive Offices)	(Zip Code)
Penn Millers Stock Incentive Plan
(Full title of the plan)
Michael O. Banks
Chief Financial Officer and Treasurer
Penn Millers Holding Corporation
P.O. Box P
Wilkes-Barre, PA 18773
(Name and address of agent for service)

(800) 233-8347
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment relates to the Registration Statement on Form S-8 (File No. 333-170599) filed by Penn Millers Holding Corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”) on November 15, 2010 (the “Registration Statement”), relating to the registration of 762,163 shares of common stock, par value $0.01 per share (“Common Stock”). The Registration Statement registered the shares of common stock for issuance by the Company pursuant to the Penn Millers Stock Incentive Plan.
On November 30, 2011, the Company merged with Panther Acquisition Corp., a Pennsylvania corporation (“Merger Sub”) and wholly owned subsidiary of ACE American Insurance Company, a Pennsylvania domestic stock insurance company (“Parent”), with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). The Merger was effected pursuant to the terms of an Agreement and Plan of Merger, dated as of September 7, 2011, by and among Parent, Merger Sub and the Company.
As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, the Company hereby removes from registration all shares of its Common Stock registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilkes-Barre, State of Pennsylvania, on December 1, 2011.

PENN MILLERS HOLDING CORPORATION
By:	/s/ Michael O. Banks
Michael O. Banks
Chief Financial Officer and Treasurer

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